AGREEMENT OF PURCHASE AND SALE

2121 and 2201 Cooperative Way, Herndon, Virginia

ARTICLE 1:  PROPERTY/PURCHASE PRICE

          1.1     Certain Basic Terms.

          (a)     Seller and Notice Address:

                                                                      National Rural Utilities Cooperative Finance
                                                                      Corporation, District of Columbia cooperative
                                                                      association
                                                                      2201 Cooperative Way
                                                                      Herndon, Virginia 20171
                                                                      Attn:  John T. Evans
                                                                      Telephone:    (703) 709-6720
                                                                      Facsimile:      (703) 709-6775
                                                                      E-mail:      john.evans@nrucfc.coop

                    With a copy to:                         Reed Smith LLP
                                                                      3110 Fairview Park Drive, Suite 1400
                                                                      Falls Church, VA 22042
                                                                      Attn: Benjamin F. Tompkins
                                                                      Telephone:     (703) 641-4200
                                                                      Facsimile:       (703) 641-4340
                                                                      E-mail:       btompkins@reedsmith.com

          (b)     Purchaser and Notice Address:

                                                                      Prentiss Properties Acquisition Partners, L.P.,
                                                                      a Delaware limited partnership
                                                                      3141 Fairview Park Drive
                                                                      Suite 200
                                                                      Falls Church, Virginia  22042
                                                                      Attn:  Michael J. Cooper
                                                                      Telephone:      (703) 560-4700
                                                                      Facsimile:        (703) 560-8349
                                                                      E-mail:          mcooper@pplinc.com

                    With a copy to:                         Akin Gump Strauss Hauer & Feld, LLP
                                                                      1333 New Hampshire Avenue, NW
                                                                      Washington, DC 20036
                                                                      Attn:   Franz R. Rassman
                                                                      Telephone:      (202) 887-4224
                                                                      Facsimile:       (202) 955-7647
                                                                      E-mail:       frassman@akingump.com

FRXLIB-377840.5-BFTOMPKI

          (c)                                                            Effective Date:  The later date of execution by the
                                                                          Seller and the Purchaser, as indicated on the
                                                                          signature page.

          (d)                                                            Purchase Price:  $84,900,000.00.  The Purchase
                                                                          Price shall be allocated $78,900,000.00 to the                                                                           Property (as defined herein) exclusive of the
                                                                          Undeveloped Parcel (as defined herein) and
                                                                          $6,000,000.00 to the Undeveloped Parcel.

           (e)                                                           Deposit:  The "Deposit" shall be $3,000,000.00
                                                                          (the " Deposit").  The Deposit shall be deposited
                                                                          with the Escrow Agent in accordance with
                                                                           Paragraph 1.3 below. The Deposit shall also
                                                                          include all interest earned on the Deposit.  The
                                                                          Deposit shall be allocated $2,760,000 to the
                                                                          Property exclusive of the Undeveloped Parcel and
                                                                          $240,000.00 to the Undeveloped Parcel.

          (f)                                                            Due Diligence Period: Ending on the Effective
                                                                          Date.

          (g)                                                            Closing Date: Five (5) days after the Effective
                                                                          Date.

          (h)                                                            Title Company:  Chicago Title Insurance
                                                                          Company

          (i)                                                            Escrow Agent:      Chicago Title Insurance
                                                                          Company

          (j)                                                            Broker:  C B Richard Ellis

          1.2     Property.  For and in consideration of ten and no/100 Dollars and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of this Agreement of Purchase and Sale (the "Agreement"), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

          (a)     The "Real Property," being the land described in Exhibit A attached hereto (subject to Sellers’ receipt of a “same as” certification from the Purchasers’ surveyor), and all of Seller's rights, title and interest, if any, in and to all improvements and fixtures located thereon (such as any UPS systems, the existing base building and micro-turbine generators but excluding any auxiliary generators, Liebert (or other) air conditioning components or systems, built-in audio-visual equipment and built-in improvements such as conference room podiums and seating located on the first floor of the Building, but not elsewhere [provided any of such items that are within or serve the premises leased by Seller under the Lease Agreement (defined in Paragraph 4.1(d)(ii)) shall remain and be under the exclusive use and control of Seller during the Lease

Term], but not the trade fixtures owned by the Seller that are listed on Exhibit F or the trade fixtures owned by the tenants pursuant to the Leases) located thereon, including the buildings located on such land (collectively, the "Buildings"), commonly known as 2121 and 2201 Cooperative Way ("Improvements"), which land described in Exhibit A includes the land adjacent to the 2121 Building constituting the undeveloped parcel (the "Undeveloped Parcel"); all the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property; and all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.  The Undeveloped Parcel is more particularly described on Exhibit A-1 attached hereto and incorporated herein by reference.  Pursuant to that certain Agreement (the "Density Allocation Agreement") recorded in Deed Book 7445, at page 51, among the land records of Fairfax County, Virginia, the Real Property was allocated 365,904 square feet of gross building area of development ("GFA").  The Seller and Purchaser agree that the Undeveloped Parcel shall be allocated 99,026 square feet of GFA.  The GFA referenced in the preceding two (2) sentences shall be collectively referred to as the "Undeveloped Parcel's Development Rights" and shall be deemed to be appurtenant to the Undeveloped Parcel and benefit the owner thereof, including any assignee of such owner.

          (b)     The landlord's interest in the "Leases," being all leases of space or other occupancy agreements (including any subleases to the extent of Landlord's interest or obligations therein), or licenses affecting the Improvements or Property, including leases or occupancy agreements which may be made by Seller after the date hereof and before Closing as permitted by this Agreement, and any and all amendments and supplements thereto, and any and all guaranties and security received by landlord in connection therewith.

          (c)     The "Personal Property," being all right, title and interest of Seller in and to the tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, occupancy or improvement of the Real Property to the extent located on the Real Property except for (i) any personal property located in the Demised Premises (as defined in Paragraph 4.1(d), and (ii) any personal property set forth on Exhibit F attached hereto and incorporated herein by reference.  Any personal property owned by Seller located in other tenant premises and permitted to be used by such tenants under their Leases shall convey to Purchaser at Closing, but such tenants (i) shall continue to be able to use such personal property in accordance with their Leases, (ii) shall not have any responsibility for any such personal property that has been disposed of in the ordinary course and (iii) shall be permitted to retain at the end of their Lease terms any replacements of such personal property that they acquired with their own funds.

          (d)     The "Intangible Property," being, to the extent assignable, all, right, title and interest of Seller, if any, in and to all trade names and trade marks associated with the Real Property, but excluding the names "CFC", "National Rural Utilities Cooperative Finance Corporation", "NRTC," "National Rural Telecommunications Cooperative", "A Touchstone Energy Cooperative", "Smith-Gill Building" and "Smith-Gill Cooperative Campus"; the plans and specifications for the Improvements; the development rights, approvals, permits and architectural plans and specifications for the Property, exclusive of the Undeveloped Parcel's Development Rights (which development rights are appurtenant to the Undeveloped Parcel and shall transfer with such parcel); and  any unexpired warranties; all service contracts that are expressly assumed by Purchaser pursuant to this Agreement; applications, permits, approvals and licenses, insurance proceeds and condemnation awards or claims thereto for casualties or condemnation arising subsequent to the Effective Date hereof  to the extent to be assigned to Purchaser hereunder, but excluding (except to the extent expressly set forth in this Agreement to the contrary) all books and records relating to the Property.

          1.3     Deposit.  Simultaneously with full execution of this Agreement, Purchaser shall deposit the Deposit with the Escrow Agent.  The Escrow Agent shall apply the Deposit to the Purchase Price at Closing, or otherwise pay the Deposit to the party entitled to receive the Deposit in accordance with this Agreement.  The Deposit shall be held and disbursed by the Escrow Agent pursuant to Article 9 of this Agreement.

ARTICLE 2:  INSPECTION AND CONDITION OF PROPERTY

          2.1     Seller's Delivery of Specified Documents.  Seller has, to the extent such items are in Seller's possession or control, provided to Purchaser the information and documents set forth on Exhibit B attached hereto (the "Property Information").  The term Operating Statements is defined in Exhibit B. Seller shall have the continuing obligation during the pendency of this Agreement to use commercially reasonable efforts to provide Purchaser with any material document impacting the items set forth as (a), (b), (c), (d), and (e) on Exhibit B.  If this Agreement is terminated by Purchaser pursuant to Paragraph 2.2 below, Purchaser shall, within five (5) days of such termination, return the Property Information to Seller, together with an assignment of and copies of all third-party studies and reports prepared for Purchaser relating to the Property, but excluding any proprietary economic studies or reports (the "Studies and Reports") with all invoices for such matters paid.

          2.2     Due Diligence.  Purchaser shall have through 5:00 p.m. (Washington, DC local time) on the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser's sole discretion, to determine whether the Property is satisfactory to Purchaser and whether to proceed with this transaction. Purchaser may terminate this Agreement pursuant to this Paragraph 2.2 by giving written notice of termination to Seller on or before 5:00 p.m. (Washington, DC local time) on the last day of the Due Diligence Period. This Agreement shall continue in full force and effect if Purchaser does not give the notice of termination.  Upon such termination and the assignment and delivery to Seller of the Studies and Reports, the Deposit shall be refunded to Purchaser as provided in Article 9 and all further rights and obligations of the parties under this Agreement shall terminate, except for Purchaser's indemnification and restoration obligations.  Wherever in this Agreement the Deposit is to be returned to Purchaser it shall be a condition precedent to such return that the Studies and Reports have been delivered to and assigned to Seller with evidence of payment of all invoices.

          Purchaser, following reasonable advance written notice to Seller shall have reasonable access to the Property accompanied by a representative of Seller and all material information with respect to the Property (excluding tax returns) for the preceding three (3) years that are in Seller's possession or control for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and reasonable tests, and any other non-intrusive inspections, studies, or tests reasonably required by Purchaser.  Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims loss or damage as a result of Purchaser its agents, contractors and employees entry on the Property and performance of tests and studies thereon, including for personal injury or property damage as a result of Purchaser's entry onto the Property.  If any inspection or test disturbs the Property, Purchaser will immediately restore the Property as near as reasonably possible to the same condition before any such inspection or test.  Notwithstanding anything contained herein to the contrary, Purchaser's indemnification and restoration obligations shall survive any termination or Closing of this Agreement.  All activities and entry on the Property shall be coordinated through Seller and undertaken in such a manner as to not disrupt the activities and businesses of the Seller and tenants of the Property.

          2.3     Estoppels.  A.       (i)      Seller shall endeavor to secure and deliver to Purchaser, no later than three (3) days before Closing, estoppel certificates from all tenants under the Leases (but excluding any subtenants under subleases), substantially in the form of Exhibit C attached hereto (the "Tenant Estoppels") provided such estoppel certificates may be delivered in escrow subject to Closing occurring hereunder.

                                                  (ii)     Purchaser's obligation to close this transaction is subject to the condition that:

                                                            (a)     Seller has delivered to Purchaser Tenant Estoppels as aforesaid from National Rural Telecommunications Cooperative ("NRTC"), Geneva Software, Inc, DynCorp, General Dynamics Advanced Information Systems, Inc., and PSCU Service Centers, Inc., each of which Tenants occupy at least a full floor of a Building (the "Required Estoppels") provided however, with the exception of NRTC, Seller may in lieu of providing one of the Required Estoppels from one of the full floor Tenants, provide estoppel certificates from two partial floor Tenants.

                                                            (b)     the Leases shall be in full force and effect and no material default or claim by landlord or tenant shall exist or have arisen under the Leases that was not specifically disclosed in the Rent Roll attached hereto as Exhibit H (the "Rent Roll") and the estoppel certificates shall reflect no facts at material variance with the facts disclosed on the Rent Roll and in the Leases as delivered by Seller to Purchaser prior to the date hereof.  For a monetary default(s) to be deemed material or for an estoppel to be deemed at material variance with the Rent Roll they must have an aggregate value inclusive of any other monetary defaults in excess of $250,000.00.

If any of the conditions to Purchaser's obligation to close this transaction set forth in Paragraph 2. 3.A.(ii) have not been satisfied by the date of Closing, Purchaser shall have the option, as its sole and exclusive remedy, on the Closing date of either terminating this Agreement and receiving a refund of the Deposit, or proceeding with the Closing on the date scheduled therefore, with no abatement in Purchase Price.

          2.4     Service Contracts; Management Contract.

          (a) To the extent assignable, Seller shall assign and Purchaser shall assume the obligations arising from and after the Closing Date under all Service Contracts.  Seller shall terminate at Closing, and Purchaser shall not assume, any leasing agreements (subject to Paragraph 6.3 below) affecting the Property.

          (b) An affiliate of Seller ("Seller's Managing Affiliate") and Purchaser shall enter into a property management agreement in the form of Exhibit L attached hereto (the "Management Agreement") at Closing.

          2.5     (a)     Disclaimer.  Except as expressly provided herein, Purchaser agrees that Purchaser is purchasing the Property in "AS IS", "WHERE IS", "WITH ALL FAULTS" condition, and without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller.  The rights granted to Purchaser under this Agreement will permit Purchaser a full investigation of the Property, and the Purchaser represents it is fully satisfied with the opportunity afforded for investigation.  Neither party is relying upon any statement or representation by the other unless such statement or representation is specifically set forth in this Agreement.  Upon the Closing, Purchaser shall be deemed to have made such legal, factual and other inquiries and investigations as Purchaser deems necessary, desirable or appropriate with respect to the Property, the value and marketability thereof, and of the appurtenances, facilities and equipment thereof.  Such inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, the physical components of all portions of the Improvements, the condition of repair of the Property or any portion thereof, such state of facts as an accurate survey would show, and the present and prospective zoning, ordinances, resolutions and regulations of the city, county and state where the Improvements are located.

                    (b)     Release.  Without in any way limiting the generality of the preceding subparagraph (a), except for Seller's representations, warranties and covenants expressly set forth in this Agreement, Purchaser specifically acknowledges and agrees that it hereby waives, releases and discharges any claim it has, or may have, against each of Seller and its directors, officers members, employees and agents, relating to, arising out of or with respect to (i) the condition of the Property, either patent or latent, (ii) Purchaser's ability, or inability, to obtain or maintain permits or other licenses for the use or operation of the improvements, (iii) the actual or potential income, or profits, to be derived from the Property, (iv) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Real Property, (v) the environmental condition of the Real Property, or (vi) any other matter relating to the Property.

ARTICLE 3:  TITLE AND SURVEY REVIEW

          3.1     Title Commitment and Survey.  Purchaser shall, at its sole cost and expense obtain:  (1) a current, effective commitment for title insurance (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by copies of all documents referred to in the Title Commitment; (2) a current ALTA-ACSM survey of the Property (the "Survey") prepared by a surveyor acceptable to Purchaser; and (3) copies of Uniform Commercial Code, judgment and tax lien searches in the name of Seller, issued by the Title Company or a search company acceptable to Purchaser ("UCC Searches").  The Title Commitment, the documents referred to therein, the Survey and the UCC Searches are referred to herein collectively as the "Title Documents."

          3.2     Title Review and Cure.  During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Documents.  Purchaser shall be entitled to object to any title matters shown in the Title Documents that, in its reasonable discretion, would have a material adverse impact on its ownership, development and/or operation of the Property by a written notice of objections delivered to Seller on or before the last day of the Due Diligence Period.  Seller shall have no obligation to cure title objections, except monetary liens and security interests created or assumed by, under or through Seller.  As to any exceptions or objections raised by Purchaser, Seller shall have five (5) days from the receipt of Purchaser's notice of objections either to have such exceptions or objections removed or, if reasonably acceptable to Purchaser, to provide affirmative title insurance protection for such exceptions satisfactory to Purchaser in Purchaser's reasonable discretion or to notify Purchaser that it cannot or does not intend to attempt to cure such matters.  If Seller fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Purchaser in Purchaser's reasonable discretion within such five (5) day period, then Purchaser, as its sole remedy, may elect to terminate this Agreement by delivering written notice to Seller within five (5) days following such period.  Upon delivery of such termination notice by Purchaser, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement, except pursuant to any provisions which by their terms survive a termination of this Agreement including Purchaser's indemnification, restoration and assignment of Studies and Reports obligations, and the Deposit shall be immediately returned to the Purchaser as provided in Article 9 hereof.  Purchaser shall have been deemed to have approved any matters of title or survey in existence as of the Effective Date to which either Purchaser did not object as provided above, or to which Purchaser did object, but with respect to which Purchaser did not terminate this Agreement. Seller covenants that, except as expressly permitted under this Agreement to the contrary, Seller shall not take any act to create any new matters of title or survey prior to Closing from those in existence on the Effective Date, without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, SUBJECT TO SATISFACTION OF THE CONDITION TO CLOSING SET FORTH IN SECTION 5.2(e), PURCHASER ACKNOWLEDGES THAT IT HAS SATISFIED ITSELF WITH RESPECT TO ALL MATTERS OF TITLE AND SURVEY THAT EXIST AS OF JULY 19, 2005, THE DATE OF PURCHASER'S TITLE COMMITMENT.

          3.3     Delivery of Owner's Affidavit. Seller shall execute at Closing an ALTA Statement (Owner's Affidavit) in form reasonably acceptable to Seller and the Title Company.

          3.4     Title and Survey Costs.  Seller shall pay up to $12,000 for an ALTA Survey covering the Property from VIKA, Inc.  Purchaser shall pay the premium for the Title Policy, including the premium for any endorsements thereto, and the cost of the UCC Searches and Purchaser's endorsements.

ARTICLE 4:  OPERATIONS AND RISK OF LOSS/SELLER LEASEBACK

          4.1     Ongoing Operations.  During the pendency of this Agreement:

          (a)     Preservation of Business.  Subject to Paragraph 4.1(d), Seller shall use commercially reasonable efforts to (i) cause the Property to be operated in the ordinary and usual course of business and, consistent with past practice, shall preserve intact the Property, subject to casualty or condemnation and ordinary wear and tear, and (ii) perform its material obligations under Leases and other agreements affecting the Property.

          (b)     Maintenance of Insurance.  Seller shall continue to carry its existing insurance through the Closing Date, and shall use commercially reasonable efforts to not allow any material breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

          (c)     Service Contracts.  After the Effective Date, without Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, Seller will not enter into or amend or, terminate, any Service Contracts that will be an obligation affecting the Property or binding on the Purchaser after the Closing, i.e., those Service Contracts to be assumed by Purchaser.

          (d)     Leasing Arrangements/Seller Leaseback.

                    (i)     Seller will not amend, terminate, incur any obligation for leasing commissions in connection with, or enter into any Lease without Purchaser's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, and shall be deemed given if Purchaser does not respond within five (5) days of request.

                    (ii)     Seller and Purchaser shall enter into a lease agreement (the "Lease Agreement") at Closing in the form attached hereto as Exhibit J and incorporated herein by reference and the provisions of this Paragraph 4.1(d) shall be deemed merged into the Lease Agreement.

          The terms of the Lease Agreement shall be as follows:

Demised Premises:

The area currently occupied by Seller consisting of approximately (i) 86,765 rentable square feet of office, deli and meeting space ("Office Space"), (ii) 12,835 rentable square feet of data center space ("Data Center Space"), and (iii) 7,628 rentable square feet of storage space ("Storage Space").

Term:	Three (3) years from the Closing Date, with two (2) renewal terms of one (1) year each, provided Seller shall give at least twelve (12) months notice of its exercise of any renewal term.

Rent:	As set forth in Section 3 and Section 6 of the Lease, attached hereto as Exhibit J.
Security Deposit:	None.

          (e)     The Lease Agreement shall provide for the payment by Purchaser of up to $350,000 of capital improvements to the common area at the Property (the "Capital Improvement Allowance") and Seller shall have the responsibility for administering and contracting for the same.  Seller shall use diligent and commercially reasonable efforts to expend the Capital Improvement Allowance during the first year of the term of the Lease Agreement, subject to Seller's right to withhold retention or other funds for work that has not been completed to the satisfaction of Seller.  To the extent that the capital improvement costs exceed the Capital Improvement Allowance, tenant shall pay the excess amount. The specific capital improvements to be performed are described in the Lease Agreement. The schedule for the capital improvements to be performed shall be set forth as an exhibit to the Lease Agreement and Seller shall have a right of offset against rent under the Lease Agreement if the Capital Improvement Allowance is not paid when due.

           (f)     Removal and Replacement of Personal Property.  Seller will not remove any of the Personal Property except such property that is not operable or is obsolete unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.

          (g)     Maintenance of Permits.  Seller shall use commercially reasonable efforts to maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

          4.2     Casualty.  Seller shall promptly give Purchaser written notice of any material casualty to the Property of which it is aware.  If such casualty is material, Purchaser may elect by notice to Seller given within 5 days after Purchaser is notified of such damage to proceed to Closing with no abatement in Purchase Price, but with an assignment of all Seller's right, title and interest in insurance proceeds or terminate this Agreement, and in the event of termination, the Deposit shall be returned to Purchaser in accordance with Article 9.  Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by Seller, exceeds 4% of the Purchase Price. If such casualty is not material, all insurance proceeds shall be assigned to Purchaser and Closing shall occur with no abatement in Purchase Price.

          4.3     Condemnation.  Seller shall promptly give Purchaser notice of any eminent domain proceedings that are, to Seller's knowledge, threatened or instituted with respect to the Property.  By notice to Seller given within 5 days after Purchaser receives notice of proceedings in eminent domain that are threatened or instituted by any body having the power of eminent domain with respect to the Property, Purchaser may, to the extent the condemnation is material, terminate this Agreement and receive the return of its Deposit or (and in the event of a non-material condemnation) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right following the expiration of the Due Diligence Period to negotiate and otherwise deal with the condemning authority in respect of such matter.  A material condemnation shall be (i) a condemnation of 10% or more of the Land area (ii) a condemnation that materially impacts the access to the Property or reduces the number of parking spaces or takes any portion of the Building or (iii) a condemnation that reduces by 1% or more the permitted gross floor area of the Development Parcel, as such gross floor area is shown on the currently pending site plan prepared by Walter L. Phillips, Inc.

ARTICLE 5:  CLOSING

          5.1     Closing and Escrow.  The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Escrow Agent.  Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller.  Upon satisfaction or completion of all closing conditions and deliveries in accordance with the terms of this Agreement including the Escrow Agreement contemplated in Section 5.2(e) below, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.   If the Purchase Price is not disbursed to Seller or deposited into escrow, as applicable, by 2:00 p.m. on the day following Closing, the Purchase Price shall increase at the rate of 1% per month, prorated daily, until such funds are disbursed.

          5.2     Conditions to the Parties' Obligations to Close.  In addition to all other conditions herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

          (a)     The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

          (b)     As of the Closing Date, the other party shall have performed its material obligations hereunder and all material deliveries to be made by the other party at Closing have been tendered;

          (c)     As a condition to Purchaser's obligation to close, at Closing, Seller shall not be in any material default under any Lease or Leases to be assigned to and assumed by Purchaser under this Agreement;

          (d)     As a condition to Purchaser's obligation to close, prior to or at Closing, Seller and NRTC shall have fully executed and delivered amendments to those certain NRTC Lease Agreements, dated June 15, 1999, and October 1, 2000 between Seller, as landlord, and NRTC, as tenant, which amendments shall be in the form of Exhibit K attached hereto; and

          (e)     As a condition to Seller’s and Purchaser’s obligation to close, on or before the Closing Date, Seller, Purchaser and Escrow Agent shall have agreed upon form of escrow agreement ("Escrow Agreement") and executed the same to address the Right of Repurchase and Right of First Offer (as such terms are defined below).   The Escrow Agreement shall address that certain repurchase option ("Right of Repurchase") and right of first offer ("Right of First

Offer") contained in that certain purchase agreement by and between Seller and Woodland Associates dated December 30, 1985, as amended, and shall provide, inter alia, for (i) the escrow of Six Million Dollars of the Purchase Price with the Escrow Agent in accordance with the terms of the Escrow Agreement, and (ii) the potential reconveyance of the Undeveloped Parcel to Seller, or its designee, in the event of its  inability to provide the affidavits to the Escrow Agent, all as more particularly set forth in the Escrow Agreement.  If for any reason the Undeveloped Parcel is reconveyed to Seller, or its designee, then Seller and Purchaser agree to cooperate reasonably in the development of such parcel, including the grant of easements (including easements for stormwater management and BMP credit, access, sanitary sewer and water) and the joinder in applications provided the same shall have no material adverse impact on the Property owned by Seller and such agreement to cooperate shall be set forth in a Memorandum of Obligation to Subdivide and Reconvey to be recorded in the land records of Fairfax County at Closing.

          So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date such party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.  Seller and Purchaser acknowledge that the waiver of the condition to close set forth in Section 5.2(e) requires the waiver of such condition by both Seller and Purchaser.  If Purchaser elects to terminate this Agreement pursuant to clause (i) above, or if Seller or Purchaser elects to terminate as a result of the failure of the condition in Section 5.2(e) to be satisfied, the Deposit shall be returned to Purchaser in accordance with Article 9 hereof.

          5.3     Seller's Deliveries in Escrow.  On the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

          (a)     Deed.  A special warranty deed subject to all matters of record (the "Deed").

          (b)     Bill of Sale and Assignment and Assumption of Leases and Contracts.  A Bill of Sale and Assignment and Assumption of Leases and Contracts in the form of Exhibit D attached hereto (the "Assignment"), executed and acknowledged by Seller;

          (c)     Certificate.  A certificate from Seller that each of the representations and warranties contained in Paragraph 7.1 hereof is true and correct in all material respects as of the Closing Date or noting any changes to such representations and warranties.  Such certificate shall contain (i) an updated Rent Roll and (ii) an updated list of the Leases and Service Contracts.  Notwithstanding the Seller's ability to note any changes to its representations and warranties, the condition to the Purchaser's obligation to close set forth in Section 5.2(a) hereof is that Seller's representations and warranties contained herein shall be true and correct in all material respects as such representations and warranties exist as of the date of this Agreement without regard to any such changes;

          (d)     Notice to Tenants.  A notice to each tenant in the form of Exhibit E attached hereto;

          (e)     R-5E and 1099-S.  An R-5E and a 1099-S form as prepared by the Title Company;

          (f)     FIRPTA.  A Foreign Investment in Real Property Tax Act affidavit prepared by Purchaser's counsel or the Escrow Agent, executed by Seller;

          (g)     Tenant Estoppels.  Estoppel certificates satisfying the conditions in Paragraph 2.3;

          (h)     Escrow Agreement.   The Escrow Agreement executed by Seller;

          (i)     Authority.  Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company;

          (j)     Lease Agreement.  The Lease Agreement, executed by Seller; and

          (k)      Management Agreement. The Management Agreement executed by Seller's Managing Affiliate.

          5.4     Purchaser's Deliveries in Escrow.  On the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

          (a)     Purchase Price.  On the Closing Date, the Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate available United States currency wired for credit into the Escrow Agent's escrow account;

          (b)     Bill of Sale and Assignment and Assumption of Leases and Contracts.  The Assignment, executed by Purchaser;

          (c)     Certificate.  A certificate from Purchaser that each of the representations and warranties contained in Paragraph 7.2 hereof is true and correct in all material respects as of the Closing Date or noting any changes to such representations and warranties;

          (d)     Authority.  Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the Seller and the Title Company;

          (e)     Lease Agreement.  The Lease Agreement executed by Purchaser;

          (f)     Escrow Agreement.  The Escrow Agreement executed by Purchaser; and

          (g)     Management Agreement. The Management Agreement executed by Purchaser.

          5.5     Closing Statements/Escrow Fees.  Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement.  The Escrow Agent's escrow fee and closing charges shall be divided equally between and paid by Seller and Purchaser.

          5.6     Transfer Taxes.  Seller and Purchaser shall share equally the Virginia grantor's tax and the Virginia state and county recordation tax. Purchaser shall pay all other recording fees.

          5.7     Possession.  At the time of Closing, Seller shall deliver to Purchaser possession of the Property, subject to the Leases (including subleases), the Lease Agreement, all matters of record, and all matters that an accurate survey would disclose.

          5.8     Delivery of Books and Records.  Immediately after the Closing, Seller shall make available to Purchaser's property manager, to the extent in Seller's possession or control: the original Leases and Service Contracts; copies to be made by Purchaser of all material books and records of account, contracts, copies of correspondence with tenants and suppliers, unpaid bills and other papers or documents which pertain to the Property for the prior three (3) years; all permits and warranties; keys and other items, if any, used in the operation of the Property; all available plans and specifications and all operation manuals.

ARTICLE 6: PRORATIONS AND ADJUSTMENTS

          6.1     Prorations.  Not less than 2 days prior to Closing, Seller shall use commercially reasonably efforts to provide to Purchaser such information reasonably necessary to support the prorations and adjustments under this Article 6.  The items in subparagraphs (a) through (e) of this Paragraph 6.1 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of midnight of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser, provided Seller receives the Purchase Price before 2:00 p.m. on the day following Closing or the Purchase Price increase provided for in Paragraph 5.1 hereof.

           (a)     Taxes and Assessments.  Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable.  If the amount of any such taxes have not been determined as of Closing, such credit shall be based on the most recent ascertainable taxes or assessment.  Such taxes shall be re-prorated upon issuance of the final tax bill or assessment.

          (b)     Collected Rent.  Purchaser shall receive a credit for any rent and other income under Leases collected by Seller before Closing that applies to any period after Closing.  Uncollected rent and other uncollected income shall not be prorated at Closing.  After Closing, Purchaser shall apply all rent and income collected by Purchaser from a tenant, first to such tenant's arrearages, if any for the full calendar month and any partial calendar month preceding Closing and thereafter in the reverse order in which such payments were due and remitting to Seller, after deducting reasonable collection costs, any rent properly allocable to Seller's period of ownership in the order of priority set forth above. Purchaser shall bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to take legal action to collect any rent arrearages. Beginning three (3) months after Closing, Seller shall have the right to seek collection directly from any tenant of any rents or other income applicable to any period before the Closing and Purchaser shall cooperate, at no cost or expense to Purchaser, in any collection action that seller desires to pursue, provided that Seller shall have no right to dispossess any tenant or to terminate any Lease.  Any rent or other income received by Seller after Closing which are owed to Purchaser shall be held in trust and remitted to Purchaser promptly after receipt.

          (c)     Operating Expense Pass-throughs.  To the extent Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-throughs") incurred by Seller in connection with the ownership, operation, maintenance and management of the Property, then the parties shall make an adjusting payment between them at Closing or when the correct amount can be determined.  In either event, Purchaser shall be responsible for crediting or repaying those amounts to the appropriate tenants.  If Seller collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after Closing, Seller shall pay or credit any such amounts to Purchaser at Closing.

          (d)     Service Contracts.  Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Service Contracts assumed by Purchaser pursuant to this Agreement paid and applicable to Purchaser's period of ownership or payable and applicable to Seller's period of ownership, respectively.

          (e)     Utilities.  The Seller shall, to the extent practical, use commercially reasonable efforts to cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings.  If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor; and such adjustment shall be reprorated when the next utility bills are received.

          6.2     Tenant Reconciliations and Post-Closing Adjustments.  Within 60 days after Closing, Seller shall prepare and present to Purchaser a calculation of Operating Expense Pass-throughs for Seller's period of ownership. Such final calculation shall include supporting documentation of Seller's calculations and base year determinations (if applicable).  Purchaser shall have 30 days from receipt, to review said calculations of Operating Expense Pass-throughs.  If Seller collected payments of Operating Expense Pass-throughs in excess of any tenant's share of such expenses, Purchaser shall receive payment for the excess.  If Seller under-collected payments of Operating Expense Pass-throughs for any tenant's share of such expenses, Seller shall receive a payment from Purchaser for the deficiency if, as and when Purchaser receives such payment from the applicable tenant in accordance with the provisions of Paragraph 6.1(b) hereof, provided Purchaser shall diligently pursue the collection of the same. If a tenant becomes entitled to a refund for any overpayment of Operating Expense Pass-throughs for Seller's period of ownership, Seller shall promptly make the refund payment to such tenant, provided Seller has not previously paid such sum to Purchaser pursuant to this Paragraph 6.2.

          6.3     Leasing Commissions.  Not applicable.

          6.4     Tenant Improvements and Allowances.  Seller shall be responsible for the payment or performance of those certain Tenant Improvements for General Dynamics Advanced Information Systems, Inc. under those leases dated April 12, 1994, and dated April 1, 2000, as amended, that are to be performed by August 20, 2005 in accordance with the Third Amendment to Smith-Gill Building Office Lease, dated July 1, 2005, but shall not be responsible for any Tenant Improvements required under such leases as part of any renewals exercised after closing. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys' fees incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with set forth above in this Paragraph.

          6.5     Tenant Deposits.  All cash tenant security deposits (and interest thereon if required by contract to be paid to tenants) shall be transferred or credited to Purchaser at Closing.  Seller shall execute at Closing the appropriate transfer documents with respect to any letters of credit constituting security deposits.  As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser.

          6.6     Wages.  Purchaser shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for employees, if any, at the Property or arising from the termination of such employees at or prior to Closing, except as may be set forth in the Management Agreement.

          6.7     Utility Deposits.  Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

          6.8     Sales Commissions.  Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker.  If this transaction is closed, Seller shall pay Broker to the extent provided for and in accordance with a separate written agreement.  Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party.  Except as expressly set forth above, in the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.  This provision shall survive the Closing or any termination of this Agreement.

ARTICLE 7:  REPRESENTATIONS AND WARRANTIES

          7.1     Seller's Representations and Warranties.  Seller represents and warrants to Purchaser that:

          (a)     Organization and Authority.  Seller has been duly organized and is validly existing as a District of Columbia cooperative association.  Seller has the full right and authority and has or will obtain any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

          (b)     Conflicts and Pending Actions or Proceedings.  Except for the Repurchase Right and Right of First Offer described in Section 5.2, there is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement, or which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.  Seller’s sole obligation with respect to the rights set forth in Section 5.2 shall be to seek to provide the affidavits referenced in such Section 5.2(e) and Seller shall have no liability to Purchaser with respect to such rights including with respect to any acquisition by Woodland Associates or its successors or assigns of the Undeveloped Parcel, or its inability to provide such affidavits.  There is not now pending or, to the best of Seller's knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against the Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Property. To Seller's knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property.  Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments or impositions to be made against the Property. There are no pending real property tax assessment appeals with respect to the Real Property or any portion thereof.

          (c)      Leases and Rent Roll.  The documents constituting the Leases that are delivered to Purchaser pursuant to Paragraph 2.1 are, in all material respects, true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments or supplements thereto. All information set forth in the Rent Roll, a true and correct copy of which is attached hereto as Exhibit H, is true, correct, and complete in all material respects as of the date hereof. Except as set forth in the Leases or Rent Roll, there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants.  To Seller's knowledge, except as disclosed in the Property Information, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no material default or breach exists on the part of any tenant.  Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to the best of Seller's knowledge, does there exist any such material default or breach on the part of the landlord.  Except as set forth in the Rent Roll, all of the landlord's obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions from the landlord under the Leases have been paid and performed in full.

          (d)     Service Contracts.  The list of Service Contracts attached hereto as Exhibit I is true, correct, and complete as of the date hereof (the "Service Contracts"). The documents constituting the Service Contracts that are delivered to Purchaser are, in all material respects, true, correct and complete copies of all of the Service Contracts affecting the Property.  Neither Seller nor, to Seller's knowledge, any other party is in material default under any Service Contract.

          (e)     Operating Statements.  To the best of Seller's knowledge, the Operating Statements to be delivered to Purchaser pursuant to this Agreement will be true, correct, and complete in all material respects. There is no pending Operating Expense Pass-through dispute with or audit by any tenant and Seller has received no written notice from any tenant requesting or demanding any such audit.

          (f)     Legal Compliance.  Seller has not received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property, which have not been corrected or resolved to the satisfaction of the issuer of the notice. There is no pending or, to Seller's knowledge, litigation threatened in writing to Seller affecting the Property or under any Lease.

          (g)     Environmental.  Seller has no knowledge of any present violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property in violation of Environmental Laws except as disclosed in the Property Information.  To Seller's knowledge, there are no underground storage tanks located on the Property.  The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the Date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.  The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

          Whenever used in this Agreement, the phrase "to Seller's knowledge" and similar phrases shall be limited in meaning to the actual (as distinguished from implied, imputed or constructive) knowledge of Joseph Siekierski and John Moone (collectively, the "Knowledge Parties") without independent inquiry or investigation, and without imputation to such individual or Seller of facts and matters otherwise within the personal knowledge of any other director, officer, member or employee of Seller or third parties.  If, prior to Closing, Seller discloses to Purchaser, or Purchaser discovers and has actual knowledge of any material misrepresentation of, or material inaccuracy with respect to, any of the representations and warranties set forth herein, then Purchaser may either (i) upon written notice to Seller delivered on or prior to the Closing, terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser in accordance with Article 9, or (ii) elect to close this transaction notwithstanding such misrepresentations or inaccuracies, thereby waiving any claim for the breach of the applicable representation or warranty.

          7.2     Purchaser's Representations and Warranties.  Purchaser represents and warrants to Seller that:

          (a)     Organization and Authority.  Purchaser has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware and will be qualified to do business in the Commonwealth of Virginia on the Closing Date.  Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

           (b)     Conflicts and Pending Action.  There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement.  There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

ARTICLE 8:  REMEDIES

          8.1. Seller's Remedies.  Seller's sole and exclusive remedy in the event Purchaser defaults hereunder, shall be to terminate this Agreement and to retain the Deposit as liquidated damages provided Purchaser delivers and assigns to Seller with all bills paid, all due diligence reports obtained by Purchaser, Seller waiving all other rights or remedies in the event of such default by Purchaser, except for Purchaser's indemnification and restoration obligations, which shall not be subject to any cap on damages payable by Purchaser to Seller and shall survive any termination as set forth in Paragraph 2.2.

          8.2. Purchaser's Remedies.  If this transaction fails to close as a result of Seller's default, as Purchaser's sole and exclusive remedy, (i) Purchaser shall be entitled to terminate this Agreement, the Deposit shall be returned to Purchaser and thereafter Seller and Purchaser shall have no further obligation one to the other hereunder, except for Purchaser's indemnification and restoration obligations, or (ii) Purchaser shall be entitled to enforce specific performance of Seller's obligation to convey the Property which remedies set forth in (i) and (ii) above shall be in lieu of any other remedy at law or in equity in the event of Seller's default.

ARTICLE 9:  DEPOSIT PROVISIONS

          9.1     Investment and Use of Funds.  The Escrow Agent shall invest the Deposit in government insured interest‑bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Deposit with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.  If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Deposit to, or upon the instructions of, Purchaser on the Closing Date.

          9.2     Intentionally Deleted.

          9.3     Termination.  Except as otherwise expressly provided herein, upon not less than 10 business days' prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Deposit to the party requesting the same; provided, however, that if the other party shall, within said 10 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Deposit, Escrow Agent shall retain the Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment.  It shall be a condition to any otherwise permitted refund to Purchaser  of the Deposit that Purchaser shall have satisfied its indemnification and restoration obligations and its obligation to assign and deliver to Seller all  Studies and Reports with evidence of all invoices paid.

          9.4     Interpleader.  Seller and Purchaser agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the Deposit’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees.  Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

          9.5     Liability of Escrow Agent.  The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties.  Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10:  MISCELLANEOUS

          10.1     Parties Bound.  Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however,  Purchaser shall have the right to assign this Agreement as part of an Internal Revenue Code Section 1031 tax deferred exchange involving Purchaser or a Prentiss affiliate. Seller acknowledges and agrees that if Purchaser participates in a "reverse" Section 1031 tax deferred exchange, Prentiss or a Prentiss affiliate will not own the purchasing entity until the exchange is completed which exchange will be completed within 180 days of settlement. In the event of such assignment, the identity of the qualified intermediary shall be subject to Seller's reasonable consent, and Purchaser shall deliver a copy of the executed assignment agreement to Seller and reasonable evidence that such assignment has been made in connection with such Internal Revenue Code Section 1031 tax deferred exchange. No such assignment shall relieve Purchaser of its obligations and liabilities under this Agreement; provided, however, in the event of any such assignment, Prentiss Properties Acquisition Partners, L.P. would not be liable under the Lease Agreement, except to the extent expressly set forth in Paragraph 4.1(f) of this Agreement.

          10.2     Headings.  The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

          10.3     Expenses.  Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

          10.4     Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

          10.5     Governing Law.  This Agreement and said other instruments shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the Commonwealth of Virginia.

          10.6     Survival.  The provisions of this Agreement and the Escrow Agreement that contemplate performance after the Closing such as the indemnification, restoration and escrow provisions, and proration of taxes or operating expense pass throughs shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.  Seller's and Purchaser's respective representations and warranties shall survive for a period of six (6) months after the Closing and thereafter merge into the Deed or other documents or instruments executed and delivered in connection herewith.

          10.7     No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

          10.8     Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

          10.9     Time of the Essence.  Time is of the essence in the performance of this Agreement.

          10.10     Confidentiality.  Neither party shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the specific prior written consent of the other, except for such disclosures required by applicable law, including securities laws and regulations and disclosures to a party's lenders, creditors, directors, officers, employees and agents as may be necessary to permit such party to perform its obligations hereunder.  The foregoing notwithstanding, promptly after the Closing, upon the reasonable prior written consent of Seller and Purchaser, Purchaser and Seller shall issue a joint press release and publish such announcements of Seller's sale of the Property to Purchaser as Seller and Purchaser shall deem appropriate.

          10.11     Attorneys' Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

          10.12     Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1.  Any such notices shall be either (1) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, or (2) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery.  A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  The attorney for a party has the authority to send notices on behalf of such party.

          10.13     Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

          10.14     Independent Audit.  Seller shall, at no cost to Seller, reasonably cooperate to provide to Purchaser's representatives and independent accounting firm reasonable access to financial and other information relating to the Property in the possession of or otherwise reasonably available to Seller, to facilitate Purchaser's representatives and independent accounting firm preparation, at Purchaser's expense, of audited financial statements for 2002, 2003, 2004 and 2005 year to date and to enable them to prepare such statements, reports or disclosures as Purchaser may deem reasonably necessary or advisable.  No party shall have any rights or claims against Seller under or on account of the information provided pursuant to this Paragraph.

          10.15     Calculation of Time Periods.  Unless otherwise specified, in computing any  period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for the federal government, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.  The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 5:00 p.m., according to the time at the location of the Property.

          10.16      Exchange. Seller and Purchaser shall each have the right to structure the disposition or acquisition (as applicable) contemplated under this Agreement as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party's sole cost and expense; provided, that the foregoing shall not delay the Closing beyond the Closing Date.  The other party shall reasonably cooperate therein, provided that such other party shall incur no costs, expenses, claims or liabilities in connection with the exchanging party's exchange and the exchanging party agrees to indemnify, defend and hold harmless the other party from such costs, expenses, claims or liabilities.  If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party.  The exchanging party shall indemnify, defend and hold harmless the other party from all costs, expenses, claims and liability in connection with the indemnifying party's exchange and the other party's cooperation with the same, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.  The provisions of this Paragraph shall survive the Closing.

          10.17     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

          10.18     Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further reasonable actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

          10.19     Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          10.20     Seller's Liability.  Anything contained in this Agreement to the contrary notwithstanding, Purchaser agrees that Purchaser shall look solely to the assets of Seller for the collection of any judgment or other judicial process requiring the payment of money by Seller for any default or breach by Seller under this Agreement.  No assets of any directors, members or officers of Seller shall be subject to levy, execution or other judicial process for the satisfaction of Purchaser's claim and no action shall be pursued against any such parties.

[Signature Page Follows]

SIGNATURE PAGE TO
AGREEMENT OF PURCHASE AND SALE
BY AND BETWEEN
NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
AND
PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

                                                                       NATIONAL RURAL UTILITIES
                                                                       COOPERATIVE FINANCE CORPORATION,
                                                                      a District of  Columbia cooperative association

                                                                      By:         /s/ John T. Evans
                                                                      Name:    John T. Evans
Dated:  October 11, 2005                             Title:     SVP - Operations

                                                                       PRENTISS PROPERTIES ACQUISITION
                                                                        PARTNERS, L.P., a Delaware limited partnership

                                                                      By:   PRENTISS PROPERTIES I, INC., its general
                                                                      partner

                                                                      By:         /s/ Michael J. Cooper
                                                                      Name:   Michael J. Cooper
Dated:  October 11, 2005                             Title:     Senior Vice President

"Purchaser"

          Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Deposit and the interest earned thereon, and shall disburse the Deposit and the interest earned thereon, pursuant to the provisions of Article 9 hereof.

                                                                                CHICAGO TITLE INSURANCE COMPANY

                                                                      By:         /s/ N. Eric Taylor
                                                                      Name:   N. Eric Taylor
Dated:  October 11, 2005                             Title:     V.P. & Sr. Counsel

"Escrow Agent"

AGREEMENT OF PURCHASE AND SALE

[2121 and 2201 Cooperative Way, Herndon, Virginia]